SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) by and among Volt Information Sciences, Inc. (the “Company”), and Michael D. Dean (“Executive”) is entered into as of June 29, 2018.

RECITALS

A.          Executive and the Company previously entered into the Employment Agreement attached hereto as Exhibit A, dated as of October 19, 2015, as amended (the “Employment Agreement”).

B.          Effective as of June 6, 2018, Executive has stepped down from his position as President and Chief Executive Officer of the Company, and has resigned as a member of the Company’s Board of Directors.

C.          The parties desire to enter into this Separation Agreement in order to establish the terms of Executive’s separation from service with the Company (including, without limitation, with respect to the extent of Executive’s entitlement to any further payments or benefits from the Company, as well as the extent of Executive’s continuing obligations to the Company).

NOW, THEREFORE, in consideration of the mutual promises contained in this Separation Agreement, the parties agree as follows:

1.          Resignation and Termination of Employment. Effective as of June 6, 2018 (the “Separation Date”), Executive has stepped down as President and Chief Executive Officer of the Company, and has resigned from all positions that Executive held as an officer, director, committee member, fiduciary or otherwise of the Company and its subsidiaries and affiliates.  Executive’s employment with the Company ceased on the Separation Date, and his participation in the Company’s employee benefit plans will cease as of June 30, 2018, and his participation in the Company’s compensation programs ceased as of the Separation Date (except as expressly provided otherwise herein).  Executive will be given separate information regarding his right to continue his medical and/or dental coverage under the Company’s group health plan, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

2.          Payments and Other Consideration.  Subject to the terms and conditions of this Separation Agreement (including, without limitation, Executive’s compliance with Section 3 hereof and his continuous compliance with Section 4 hereof), Executive is entitled to receive the following in connection with the separation of his employment from the Company, as set forth in the Employment Agreement:

(a)          Accrued Compensation and Benefits.  Regardless of whether Executive executes this Separation Agreement or the Release (as defined below), the Company will pay to Executive the Accrued Compensation and Benefits (as defined in the Employment Agreement), to be paid in accordance with the Company’s normal payroll practices within 30 days following the Separation Date.

(b)          Separation Payment.  The Company will pay Executive an aggregate amount equal to $2,600,000 (the “Separation Payment”), payable in equal installments over a period of 24 months in accordance with the Company’s regular payroll practices.  The Separation Payment will commence being paid on the 60th day following the Separation Date (subject to the Release having become effective prior to such day), provided, however, that the first such installment payment will include any installment(s) that were otherwise due under this Section 2(b) for the period from the Separation Date through the date on which the first installment of the Separation Payment is made.

(c)          FY 2018 Pro-Rated Bonus.  Executive will remain eligible to receive a pro-rated annual bonus for the Company’s 2018 fiscal year (“FY 2018”), based on the actual achievement of the applicable performance criteria established for FY 2018, and based on the number of days Executive was employed by the Company as a portion of FY 2018 (any such amount, the “2018 Pro-Rated Bonus”); provided that such amounts shall be determined without regard to any otherwise-applicable individual performance criteria, and any discretionary reduction shall not exceed the amount of the average of the discretionary reductions applied to the Company’s other named executive officers for FY 2018, and in all cases payable if and when annual bonuses are paid to similarly situated executives of the Company in respect of FY 2018.

(d)          Treatment of Equity Awards.

(i)          Stock Options.  Executive’s outstanding options to purchase shares of the Company’s common stock shall be treated in accordance with Exhibit B attached hereto, the terms of which are incorporated by reference into this Agreement and shall constitute a part of this Agreement.

(ii)          Restricted Stock Units.  Executive’s unvested restricted stock units shall be treated in accordance with Exhibit B attached hereto, the terms of which are incorporated by reference into this Agreement and shall constitute a part of this Agreement.

(e)          COBRA Payment.  The Company will reimburse Executive for the employer portion of the monthly cost of maintaining health benefits for Executive (and Executive’s spouse and eligible dependents) as of the Separation Date under a group health plan of the Company for purposes of COBRA, excluding any short-term or long-term disability insurance benefits, for a period of 18 months following the Separation Date, to the extent Executive properly elects COBRA coverage, (the “COBRA Continuation Payment”).  The COBRA Continuation Payment will commence being paid on the 60th day following the Separation Date (subject to the Release having become effective prior to such day), which payment will include any amounts that were otherwise due under this Section 2(b) for the period from the Separation Date through the date on which the first installment of the COBRA Continuation Payment is made.

(f)          Legal Fees.  The Company shall reimburse Executive for any documented legal fees incurred by Executive in connection with this Separation Agreement not to exceed $10,000 in the aggregate.

The payments and benefits set forth in this Section 2 will be in complete and final satisfaction of any and all compensation, severance or other benefits otherwise due to Executive upon separation from employment (including, without limitation, any amounts otherwise payable under the Employment Agreement or any Company severance policy, practice, program, arrangement or agreement).  The payments and benefits set forth in subsections (b)-(e) of this Section 2 are collectively referred to herein as the “Severance Benefits”.

3.          General Release of Claims.  Executive’s right to receive any portion of the Severance Benefits is subject to his execution of the general release of claims attached hereto as Exhibit C (the “Release”), and conditioned upon such Release becoming effective and non-revocable by the 59th day following the Separation Date (the date the Release becomes effective, the “Release Effective Date”).  Executive understands that he can take up to 52 days from the Separation Date to consider the meaning and effect of this Separation Agreement and the Release and determine whether or not Executive wishes to enter into this Separation Agreement and sign the Release.  Executive may revoke his signature of the Release within 7 calendar days after signing the Release.  In the event Executive fails to execute the Release within such 52 day period (or subsequently revokes his signature during the revocation period), his right to receive the Severance Benefits shall cease; however, the remaining provisions of this Separation Agreement shall remain in effect.

4.          Restrictive Covenants.  Executive and the Company acknowledge and agree that any and all of Executive’s and the Company’s obligations and restrictive covenants set forth in Section 8 of the Employment Agreement (including, but not limited to, all confidentiality, non-solicitation, non-competition and non-disparagement restrictions contained in the Employment Agreement), will continue in effect in accordance with the applicable terms and conditions thereof.

5.          Survival.  Without limiting the generality of Section 4 of this Separation Agreement, Executive and the Company acknowledge that (i) any and all of the Company’s and Executive’s rights and remedies under the Employment Agreement that survive Executive’s termination of employment  (including, but not limited to, those under Sections 7(f)), Section 10 and Section 28 of the Employment Agreement), and (ii) any and all of the Company’s and Executive’s obligations that survive Executive’s termination of employment (including, but not limited to, those set forth in Sections 8-11 and Section 20 of the Employment Agreement) shall, in each case, continue in effect in accordance with the applicable terms of the Employment Agreement.

6.          Notices.  Any notice, demand, claim or other communication under this Separation Agreement or the Release shall be made in accordance with Section 16 of the Employment Agreement.

7.          Governing Law; Disputes.  This Separation Agreement and any disputes thereunder will be governed by and subject to the provisions set forth in Sections 12 and 17 of the Employment Agreement, as applicable.

8.          Amendment; Waiver.  This Separation Agreement may not be modified, altered or changed, except upon express written consent of both of the parties.  The failure of any party to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Separation Agreement, will not be construed thereafter as a waiver of any such terms or conditions.  This entire Separation Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

9.          Entire Agreement.  This Separation Agreement (including, without limitation, Exhibit B, the Release, and the Employment Agreement, which will all constitute a part of this Separation Agreement) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties concerning the specific subject matter of this Separation Agreement.  Each party acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the other party’s decision to enter into this Separation Agreement, except for those set forth in this Separation Agreement.

10.          Severability.  If any provision of this Separation Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions will not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Separation Agreement.

11.          Withholding for Taxes.  The Company will have the right to withhold from all amounts payable hereunder any federal, state, city, local or other taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law, regulation or ruling, and all payments contemplated under this Separation Agreement shall be less any such withholding tax amount(s).

12.          Binding Effect; Assignment.  This Separation Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, any successor to the Company.  This Separation Agreement is not assignable by either party without the prior written consent of the other, except that the Company may assign this Separation Agreement, or may assign its rights and delegate its duties hereunder, to any person or entity who acquires all of the voting stock of the Company.   Notwithstanding anything to the contrary herein, the Company will require any successor (whether direct or indirect, by purchaser, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to expressly to assume and agree to perform this Separation Agreement in the same manner and to the same extent the Company would be required to perform if no such transaction had taken place.

13.          Counterparts.  This Separation Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

14.          Section 409A.  For purposes of Section 409A and the regulations and official guidance issued thereunder, this Separation Agreement will be administered and interpreted in the manner set forth in Section 22 of the Employment Agreement.

15.          Captions; Drafter Protection.  The headings and captions herein are provided for reference and convenience only, and will not be employed in the construction of this Separation Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Separation Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Separation Agreement.

16.          Protected Disclosures.  Nothing in this Separation Agreement or the Release will preclude, prohibit or restrict Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); or (ii) participating or cooperating in any investigation conducted by any governmental agency or authority.  Nothing in this Separation Agreement or the Release prohibits or is intended in any manner to prohibit, Executive from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation.  Notwithstanding anything contained in this Separation Agreement, Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Executive shall not be required to notify the Company that it has made such reports or disclosures.  Nothing in this Separation Agreement, the Release or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

17.          Consultation with Attorney:  Voluntary Agreement.  Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Separation Agreement and the Release, (b) Executive has carefully read and fully understands all of the provisions of this Separation Agreement and the Release, and (c) Executive is entering into this Separation Agreement (including, without limitation, the Release) knowingly, freely and voluntarily in exchange for good and valuable consideration.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date first written above.

Volt Information Sciences, Inc.

By:	/s/ Nancy Avedissian
Name:	Nancy Avedissian
Title:	Senior Vice President, General Counsel & Corporate Secretary

EXECUTIVE:

/s/ Michael D. Dean
Michael D. Dean

EXHIBIT A

EMPLOYMENT AGREEMENT

Exhibit B
Treatment of Outstanding Equity Awards

Terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement.

1.  Stock Options.

(a) As of the Separation Date, Executive held the following awards of options to purchase shares of the Company’s common stock:

•	100,000 stock options granted on June 29, 2015, 100,000 of which are exercisable (the “June 2015 Option”).

•	182,050 stock options granted on October 19, 2015 (the “October 2015 Option”), which vests as follows:

o	60,683 stock options vested on October 19, 2016;

o	60,683 stock options vested on October 19, 2017; and

o	60,684 stock options are scheduled to vest on October 19, 2018.

•	439,681 stock options granted on June 13, 2016 (the “June 2016 Option”), which vests as follows:

o	146,560 stock options vested on June 13, 2017

o	146,560 stock options are scheduled to vest on June 13, 2018; and

o	146,561 stock options are scheduled to vest on June 13, 2019.

•	424,710 stock options granted on June 14, 2017 (the “June 2017 Option”), which vests as follows:

o	141,570 stock options are scheduled to vest on June 14, 2018

o	141,570 stock options are scheduled to vest on June 14, 2019; and

o	141,570 stock options are scheduled to vest on June 14, 2020.

(b) Subject to Executive’s compliance with Section 3 of the Separation Agreement, Executive and the Company hereby agree that:

          (i) the June 2015 Option, the October 2015 Option and the June 2016 Option shall be cancelled and forfeited, effective as of the Release Effective Date; and

(ii) 424,710 stock options underlying the June 2017 Option shall vest on the Release Effective Date and will remain exercisable for 12 months following the Separation Date and will remain subject to the terms of the 2015 Equity Incentive Plan, including Section 4(b) thereof, and the applicable award agreement.

2.  Restricted Stock Units.

As of the Separation Date, Executive held 159,443 unvested restricted stock units (the “Accelerated Units”).  Subject to Executive’s compliance with Section 3 of the Separation Agreement, the Company will accelerate the vesting of the Accelerated Units on the Release Effective Date.  The Accelerated Units will be settled within five business days following the Release Effective Date by the Company either (A) delivering to Executive the number of shares of stock in the Company equal to the number of Accelerated Units, provided, however, at Executive’s request, the Company shall net settle such Accelerated Units by withholding shares to cover Executive’s related income taxes (consistent with the Company’s past withholding practice at the minimum statutory rates), or (B) paying to Executive an amount in cash equal to the product of (i) the number of Accelerated Units, multiplied by (ii) the closing price of a share of the Company’s common stock on the Release Effective Date, less all applicable taxes and withholdings.  If the Release Effective Date falls on a non-trading day, then the closing price referred to in subsection (ii) of the immediately preceding sentence (if applicable) will be determined as of the last trading day immediately preceding the Release Effective Date.  Executive acknowledges that the Company’s agreement to accelerate the vesting of the restricted stock units scheduled to vest in June 2019 and June 2020 is in consideration of Executive’s agreement to the cancellation of the stock options described in Section 1(b) of this Exhibit B.

EXHIBIT C
RELEASE OF CLAIMS (the “Release”)

WAIVER AND RELEASE OF CLAIMS

Michael D. Dean (“Executive”) hereby acknowledges that Volt Information Sciences, Inc. (“Employer”) is offering Executive certain payments and benefits in connection with Executive’s termination of employment pursuant to the employment agreement entered into between Employer and Executive on October 19, 2015, as amended (the “Employment Agreement”), which payments are set forth in detail as part of the Separation Agreement between the Employer and Executive dated June 29, 2018 (the “Separation Agreement”), in exchange for Executive’s promises in this Waiver and Release of Claims (this “Release”).  If not otherwise defined herein, initial capitalized terms have the meanings given to them in the Employment Agreement (or, where specifically stated, the Separation Agreement).

Severance Payments

1.          Executive agrees that Executive will be entitled to receive the applicable severance payments under Section 2 of the Separation Agreement (other than the Accrued Compensation and Benefits) (as defined in the Separation Agreement, the “Severance Benefits”) only if Executive accepts and does not revoke this Release, which requires Executive to release both known and unknown claims.

2.          Executive agrees that the Severance Benefits tendered under the Separation Agreement constitute fair and adequate consideration for the execution of this Release.  Executive further agrees that Executive has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Benefits are in addition to payments and benefits to which Executive is otherwise entitled.

Claims That Are Being Released

3.          Executive agrees that this Release constitutes a full and final release by Executive and Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Executive has or may have to date against Employer and/or any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Executive’s employment or the termination thereof, to the extent based upon acts or events that occurred on or before the date on which Executive signs this Release.  To the fullest extent allowed by law, Executive hereby waives and releases any and all such claims, charges, and complaints in consideration of the Severance Benefits.  This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

(a)
claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

(b)	if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

(c)	claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s plans;

(d)	claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)	claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act.

4.          If Executive has worked or is working in California, Executive expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

Claims That Are Not Being Released

5.          This Release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Executive signs this Release.  Further, this Release will not prevent Executive from doing any of the following:

(a)
obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Executive lives and works, provided Executive satisfies the legal requirements for such benefits (nothing in this Release, however, guarantees or otherwise constitutes a representation of any kind that Executive is entitled to such benefits);

(b)	asserting any right that is created or preserved by this Release, such as Executive’s right to receive the Severance Benefits;

(c)	asserting any right to the Accrued Compensation and Benefits (as defined in the Employment Agreement);

(d)
asserting any rights Executive may have to indemnification under any agreement, arrangement or governing document of Employer or any of its affiliates, and/or coverage under any applicable policy of directors’ and officers’ liability insurance maintained by Employer or any of its affiliates;

(e)
filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any duly authorized agency of the United States or any state (however, Executive is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC or the NLRB (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Executive’s behalf);

(f)
reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state or local law or regulation; or

(g)
challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

Additional Covenants

6.          To the extent applicable, Executive confirms and agrees to Executive’s continuing obligations under the Employment Agreement, including, without limitation, following termination of Executive’s employment with Employer.  This includes, without limitation, Executive’s continuing obligations under Sections 8-9, 11 and 20 of the Employment Agreement.

7.          To the extent applicable, the Employer confirms and agrees to the Employer’s continuing obligations under the Employment Agreement, including, without limitation, following termination of Executive’s employment with Employer.  This includes, without limitation, the Employer’s continuing obligations under Sections 8(d) of the Employment Agreement.

Voluntary Agreement And Effective Date

8.          Executive understands and acknowledges that, by signing this Release, Executive is agreeing to all of the provisions stated in this Release and the Separation Agreement, and has read and understood each provision.

9.          The parties understand and agree that:

(a)
Executive will have a period of 52 calendar days from the Separation Date to decide whether or not to sign this Release, and an additional period of seven calendar days after signing in which to revoke this Release.  If Executive signs this Release before the end of such 52-day period, Executive certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 52-day period or (ii) an offer to provide different terms in exchange for signing this Release before the end of such 52-day period.

(b)
In order to exercise any revocation right, Executive must deliver written notice of revocation to Nancy Avedissian, Senior Vice President, General Counsel & Corporate Secretary on or before the expiration of the applicable 7-day revocation period.  Executive understands that, upon delivery of such notice, this Release will terminate and become null and void.

(c)
The terms of this Release will not take effect or become binding, and Executive will not become entitled to receive the Severance Benefits, until this Release has been signed by Executive and the period for revocation therein has expired.  If Executive elects not to sign this Release within 52 days following the Separation Agreement or revokes it within seven calendar days after signing it, Executive will not be entitled to receive the Severance Benefits.

(d)	All amounts payable hereunder will be paid in accordance with the applicable terms of the Separation Agreement.

Governing Law

10.          This Release will be governed by the substantive laws of the State of New York, without regard to conflicts of law, and by federal law where applicable.

11.          If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

Consultation With Attorney

12.          Executive is hereby encouraged and advised to confer with an attorney regarding this Release.  By signing this Release, Executive acknowledges that Executive has consulted, or had an opportunity to consult with, an attorney or a representative of Executive’s choosing, if any, and that Executive is not relying on any advice from Executive or its agents or attorneys in executing this Release.

13.          This Release was provided to Executive for consideration on June 11, 2018 and Executive acknowledges that he was given at least 45 calendar days to consider its meaning and effect.

PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive certifies that Executive has read this Release and fully and completely understands and comprehends its meaning, purpose, and effect.  Executive further states and confirms that Executive has signed this Release knowingly and voluntarily and of Executive’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

IN WITNESS WHEREOF, Executive has executed and delivered this Release as of the date written below.

EXECUTIVE

Michael D. Dean

Date: